The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these Notes, and it is not soliciting an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated July 5, 2018.

PRELIMINARY PRICING SUPPLEMENT No. U3103 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated July 5, 2018

Credit Suisse AG $• Step Down Trigger Autocallable Notes

Linked to the performance of the least performing underlying between the S&P 500® Index and the EURO STOXX 50® Index due on or about July 18, 2023

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes on the immediately following Call Settlement Date and pay you a cash payment per Note equal to the principal amount of your Notes plus the applicable Call Return (the “Call Price”). No further amounts will be owed to you under the Notes after an automatic call. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate. If the Notes are not called prior to maturity, a Trigger Event will have occurred, meaning at least one Underlying closed below its Downside Threshold on the Final Valuation Date, and Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level (the “Least Performing Underlying”). In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You will lose some or all of your investment if the Notes are not called. You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features

☐   Automatically Callable — If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes. If the Notes are not called, a Trigger Event will have occurred and investors will be exposed to any depreciation of the Least Performing Underlying at maturity.

☐   Downside market risk subject to a Trigger Event — If a Trigger Event occurs, meaning the Final Underlying Level of any Underlying is less than the applicable Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates*
Trade Date*	July 13, 2018
Settlement Date*	July 18, 2018
Observation Dates**	Annually (beginning after 1 year) (see page 4)
Final Valuation Date**	July 13, 2023
Maturity Date**	July 18, 2023

*   Expected. See page 4 for additional details.

**  Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the performance of the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index. The Call Return Rate, Initial Underlying Levels and Downside Thresholds for the Notes will be set on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Tickers	Call Return Rate***	Initial Underlying Levels	Downside Thresholds	CUSIP	ISIN
S&P 500® Index	SPX	9.10% to 10.10% per annum	•	70% of the Initial Underlying Level	22549M822	22549M8221
EURO STOXX 50® Index	SX5E		•	70% of the Initial Underlying Level

*** If the Notes are called, your Call Return will be based on which potential Call Settlement Date the Notes are called.

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date will be between $9.50 and $9.75 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the least performing index between the S&P 500® Index and the EURO STOXX 50® Index	$•	$10	$•	$0.25	$•	$9.75

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.25 per $10 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated April 19, 2018: https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

♦	Product supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Prospectus supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the Least Performing Underlying.

♦   You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦   You believe the Closing Level of each Underlying will be equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will not occur, meaning each Underlying will close at or above its respective Downside Threshold on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the applicable Call Return, if any, and you would be willing to invest in the Notes if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof.

♦   You would be willing to invest in the Notes based on the Downside Threshold specified on the cover hereof (the actual Downside Threshold will be set on the Trade Date).

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦   You do not seek current income from your investment.

♦   You are willing to invest in Notes that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlyings.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Least Performing Underlying.

♦   You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦   You believe that any one of the Underlyings will close below its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will occur, meaning the Closing Level of any one of the Underlyings will be below its respective Downside Threshold on the Final Valuation Date.

♦   You seek an investment that participates in the full appreciation in the levels of the Underlyings, and whose return is not limited. You would be unwilling to invest in the Notes if the Call Return Rate was set equal to the bottom of the range indicated on the cover hereof.

♦   You would be unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof (the actual Downside Threshold will be set on the Trade Date).

♦   You seek current income from your investment.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦   You are unable or unwilling to hold Notes that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term(1)	Approximately five years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The S&P 500® Index and the EURO STOXX 50® Index.
Automatic Call Feature	If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date. No further payments will be made on the Notes after an automatic call.
Call Settlement Date	Two business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date. If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of between 9.10% and 10.10% per annum (the “Call Return Rate”).The actual Call Return Rate will be determined on the Trade Date.
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.

The table below reflects the Call Return Rate of between 9.10% and 10.10% per annum. These numbers have been rounded for ease of analysis.
Observation Dates	Call Settlement Dates	Call Return	Call Price (per Note)
July 19, 2019	July 23, 2019	Between 9.10% and 10.10%	Between $10.91 and $11.01
July 13, 2020	July 15, 2020	Between 18.20% and 20.20%	Between $11.82 and $12.02
July 13, 2021	July 15, 2021	Between 27.30% and 30.30%	Between $12.73 and $13.03
July 13, 2022	July 15, 2022	Between 36.40% and 40.40%	Between $13.64 and $14.04
July 13, 2023	July 18, 2023	Between 45.50% and 50.50%	Between $14.45 and $15.05
Trigger Event

A Trigger Event will occur if the Final Underlying Level of any Underlying is less than its respective Downside Threshold.

In this case, you will not receive the final Call Price and will be fully exposed to any depreciation in the level of the Least Performing Underlying from the Trade Date to the Final Valuation Date.

Payment at Maturity (per Note)

If the Notes are not automatically called, a Trigger Event will have occurred and on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of each Underlying on the Trade Date. In the event that the Closing Level for any Underlying is not available on the Trade Date, the Initial Underlying Level for such Underlying will be determined on the immediately following trading day on which a Closing Level is available.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.

Closing Level	The Closing Level of the S&P 500® Index and the EURO STOXX 50® Index on any trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.

Observation Dates	The first Observation Date will occur on or about July 19, 2019. Observation Dates will occur annually thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, July 13, 2023, will be the “Final Valuation Date.” Each is subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Knock-In Event	Trigger Event
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Trade Date	The Call Return Rate is set, the Initial Underlying Level of each Underlying is observed and the Downside Threshold for each Underlying is determined.

Annually, beginning after 1 year (including the Final Valuation Date)	The Notes will be called if the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to the Call Price for the applicable Call Settlement Date, which is $10 plus the applicable Call Return.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not been called, a Trigger Event will have occurred and Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, a Trigger Event will have occurred and you will receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its respective Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Your potential return on the Notes will not exceed the Call Return — If called, the return potential of the Notes is limited to the applicable Call Return regardless of any appreciation of either Underlying. In addition, because the Call Return increases the longer the Notes have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Note is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Notes due to market conditions at the time of the automatic call. If the Notes are not called, a Trigger Event will have occurred and you will be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any potential appreciation of either Underlying.

♦	No interest payments — The Notes do not pay interest. You may lose some or all of your investment at maturity depending on the performance of the Least Performing Underlying.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of each Underlying as of the Trade Date. The volatility of each Underlying can change significantly over the term of the Notes. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment — The risk that the Notes will not be called, you will not receive the Call Price and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its respective Initial Underlying Level on one of the first four Observation Dates or less than its respective Downside Threshold on the Final Valuation Date. Therefore it is more likely that the Notes will not be called, you will not receive the Call Price and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike securities linked to a basket of Underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the lowest performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	Foreign securities markets risk — Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the Notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the Notes.

♦	The Closing Level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Notes are denominated in U.S. dollars — Investors will not be directly exposed to currency exchange rate risk with respect to the equity securities included in the EURO STOXX 50® Index because both the EURO STOXX 50® Index and its component securities are valued in euros and are not converted into U.S. dollars. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately seven months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call. Because a Trigger Event is determined by observing the Downside Thresholds only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the assets that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon Automatic Call or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below (the actual terms for the Notes offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Approximately five years
Hypothetical Call Return Rate:	9.10% per annum, the bottom of the expected range as set forth on the cover of this pricing supplement
Observation Dates:	Annually (beginning after 1 year)
Hypothetical Initial Underlying Level:
Underlying A:	2700
Underlying B:	3500
Hypothetical Downside Threshold:
Underlying A:	1890 (70% of the Hypothetical Initial Underlying Level)
Underlying B:	2450 (70% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 2800 (at or above Initial Underlying Level) Underlying B: 3600 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $0.91 on Call Settlement Date.
	Total Payment (per $10 Note)	$10.91 (9.10% total return)

Because the Closing Level of each Underlying is equal to or greater than its respective Initial Underlying Level on the first Observation Date, the Notes are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $10.91 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 9.10% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 2500 (below Initial Underlying Level) Underlying B: 3400 (below Initial Underlying Level)	Notes NOT called
Second Observation Date	Underlying A: 2700 (at or above Initial Underlying Level) Underlying B: 3600 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $1.82 on Call Settlement Date.
	Total Payment (per $10 Note)	$11.82 (18.20% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on the first Observation Date, the Notes are not called on the first Observation Date. Because the Closing Level of each Underlying is equal to or greater than its respective Initial Underlying Level on the second Observation Date, the Notes are called on the second Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $11.82 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 18.20% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — Notes are called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 2500 (below Initial Underlying Level) Underlying B: 3400 (below Initial Underlying Level)	Notes NOT called
Second through Fourth Observation Dates	Underlying A: various (below Initial Underlying Level) Underlying B: various (at or above Initial Underlying Level)	Notes NOT called
Final Valuation Date	Underlying A: 1900 (at or above Downside Threshold) Underlying B: 2700 (at or above Downside Threshold)	Notes called; Issuer pays principal plus Call Return of $4.55 on Maturity Date.
	Total Payment (per $10 Note)	$14.55 (45.50% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date, the Notes are not called prior to the Final Valuation Date. Because the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold, the Notes are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $14.55 per $10 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 45.50% total return on the Notes.

Example 4 — Notes are NOT called, so a Trigger Event occurs

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 2200 (below Initial Underlying Level) Underlying B: 3000 (below Initial Underlying Level)	Notes NOT called
Second through Fourth Observation Dates	Underlying A: various (below Initial Underlying Level) Underlying B: various (at or above Initial Underlying Level)	Notes NOT called
Final Valuation Date	Underlying A: 1900 (at or above Downside Threshold) Underlying B: 1400 (below Downside Threshold)	Notes NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.
	Total Payment (per $10 Note)	$4 (60% loss)

Because the Closing Level of at least one Underlying is less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date and the Final Underlying Level of at least one Underlying is less than its respective Downside Threshold, the Notes are not called and a Trigger Event occurs; thus at maturity, Credit Suisse will pay you a total of $4 per $10 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying B – Initial Underlying Level of Underlying B

Initial Underlying Level of Underlying B

= −0.60

The Payment at Maturity = principal amount of the Notes × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

You will have received a total of $4 per $10 principal amount, a 60% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 70% of the Initial Underlying Level of each Underlying and that the Notes are not automatically called. It illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity
−31%	−31%	$6.90
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The following graphs set forth the historical performance of the Underlyings based on the Closing Levels of each Underlying from January 2, 2008 through July 2, 2018. The actual Downside Threshold for each Underlying will be based on the Closing Level of such Underlying on the Trade Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the S&P 500® Index and the EURO STOXX 50® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information

The Closing Level of the S&P 500® Index on July 2, 2018 was 2726.71. The green line on the graph represents the hypothetical Downside Threshold.

The Closing Level of the EURO STOXX 50® Index on July 2, 2018 was 3372.21. The red line on the graph represents the hypothetical Downside Threshold.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the EURO STOXX 50® Index from January 2, 2008 through July 2, 2018, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Index and the EURO STOXX 50® Index

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Notes or instruments that are similar to the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, a Note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the Notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Note. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the Trade Date for the Notes and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

If withholding tax applies to the Notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.25 per $10 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.